Exhibit 11.0
                         Statement re: Computation of per share earnings

Reconciliations of net income per share and net income per share, assuming dilution computations for the three and six months ended June 30, 2000 and 1999 are as follows (amounts in thousands, except per share amounts):

                                                     Three Months Ended    Six Months Ended
                                                          June 30,             June 30,
                                                     ------------------    -----------------
                                                      2000       1999       2000      1999
                                                     -------    -------    -------   -------
Numerator:

Net income (loss)-numerator for basic and
        diluted net income (loss) per share........  $    63    $(1,751)   $  (977)  $(3,209)
                                                     -------    -------    -------   -------
Denominator:
       Denominator for basic income (loss) per
        common share weighted average shares.......   27,853     25,354     27,422    25,280

Effect of dilutive securities-stock option.........    3,755         --         --        --
                                                     -------    -------    -------   -------
Denominator for diluted income (loss) per
      common share.................................   31,608     25,354     27,422    25,280
                                                     =======    =======    =======   =======

Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be antidilutive.

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